SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    August 16, 2004

Modena 6, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE		98-0412436
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

107 Arch Street, Suite 2G
Philadelphia, PA 19106
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 918-6042
(ISSUER TELEPHONE NUMBER)

6540 E. Hastings St #615 Burnaby
British Columbia V5B 4Z5
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On August 16, 2004 (the "Effective Date"), pursuant to the terms of a Stock Purchase and Sale Agreement, Jacque Oliphant, purchased a total of 100,000 shares of the issued and outstanding common stock of Modena  6, Inc. (the "Company") from Christopher Penner, (the “Seller”), for an aggregate of $30,000 in cash. The total of 100,000 shares represented 100% of the shares of issued and outstanding common stock of the Company at the time of transfer. As part of the acquisition, and pursuant to the Stock Purchase and Sale Agreement, the following changes to the Company's directors and officers have occurred:

o	As of August 16, 2004 Jacque Oliphant was appointed to the Board of Directors of the Company.
o	Christopher Penner then resigned as a member of the Company's Board of Directors and as the Company's President, Chief Executive Officer, and Chief Financial Officer effective August 16, 2004.
o	As of August 16, 2004 Jacque Oliphant was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, and Secretary.

In connection with the change in control, the Company changed its executive offices to 107 Arch Street Suite 2G. Philadelphia, PA 19106.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Christopher Penner resigned as a member of the Company's Board of Directors effective as of August 16, 2004. Christopher Penner also resigned as the Company's President, Chief Executive Officer, and Chief Financial Officer effective August 16, 2004. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Jacque Oliphant was appointed to the Company’s Board of Directors, President, and Chief Executive Officer, Chief Financial Officer, and Secretary each as of August 16, 2008.

Jacque Oliphant, Manages market planning, advertising, public relations, sales promotion, merchandising, identifying new markets; maintains corporate scope and market research. He is also responsible for researching and identifying foreign markets. Mr. Oliphant’s professional experience within the entertainment industry includes: video and music production, marketing, sales and distribution. Mr. Oliphant has held positions in several of the top corporations in the music entertainment industry and he brings with him a wealth of knowledge, expertise and related business proficiency.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	2.1	Stock Purchase and Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modena 6, Inc.

By:	/s/Jacque Oliphant
Jacque Oliphant President, Chief Executive Officer

Dated: September 17, 2008